Exhibit 10.6

                                  AGREEMENT

THIS AGREEMENT ("Agreement"), effective as of January 8, 2010 (the "Effective Date"), is made and entered into by and between:

(a) HOLLYWOODLAUNDROMAT.COM, INC., a California corporation ("Distributor");
and

(b) MARCUS A. LUNA, an individual; EQUITY CAPITAL GROUP, INC., a Nevada corporation; and GRUPO MANDARIN, S.A., a Panamanian corporation (Marcus A. Luna, Equity Capital Group, Inc. and Grupo Mandarin, S.A. are the collective holders of all intellectual property rights and assets known as "MMAX Fights," "Campeon MMAXIMO," "MMAX Xtreme" and "Mixed Martial Arts Xtreme," and are referred to hereinafter collectively as "Producer").

Distributor and Producer may be referred to hereinafter collectively as the "Parties" and individually as a "Party." For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.   Certain Definitions.

1.1 "Episode" means any one of the 39 episodes of the television production identified in Schedule A as well as any episode of a yet-to-be-completed television reality series based thereon.

1.2 "Exploit" or "Exploitation" means to exploit one or more Episodes by means of Television Broadcast (as defined below).

1.3 "Force Majeure" means any cause or event the occurrence of which is beyond the reasonable control of a Party, including, without limitation: fire, flood, earthquake, or other natural disaster; strike, labor dispute or unrest; failure or malfunction of any equipment, facility, system or network provided or maintained by a third party; failure to perform or delay by any third-party laboratory, vendor, supplier, exhibitor, licensee, sub-distributor or agent; delay or lack of public transportation; embargo, riot, war, insurrection or civil unrest; any Act of God including severe inclement weather; any act of legally constituted authority; and inability to obtain sufficient material, labor, transportation, power or other essential goods or services required for the conduct of a Party's business.

1.4 "Episode Sublicense" means any contract, agreement or arrangement between Distributor and a third party whereby Distributor sublicenses such third party to Exploit any or all Episodes in the Territory.

1.5 "Television Broadcast" means exhibition, broadcast, rebroadcast, transmission and retransmission of an Episode copy via all forms of television and other similar electronic media or devices now known or hereafter developed (excluding the Internet), including, without limitation: closed-captioned and secondary audio programming (SAP), free (or over-the-air), pay, cable, basic cable, master antenna system, community antenna system, low and full power, multi-point distribution system, wireless, fiber optics, microwave, Telstar type, direct broadcast system (DBS), digital, satellite, relay, interactive, direct-to-home (DTH), and high-definition
(HDTV) television. As used herein, Television Broadcast does not include the following: (a) pay-per-view, video-on-demand, or closed circuit; or (b) any form of Internet streaming or downloading.

1.6  "Term" shall have the meaning set forth in Section 10 of this Agreement.

1.7 "Territory" means the United States of America, including its territories and possessions.

2. Grant of Rights. Subject to the terms hereof, Producer hereby irrevocably grants to Distributor the following rights during the Term (collectively, the "Granted Rights"):

     (a) the exclusive right to Exploit, and to sublicense others (pursuant to Episode Sublicenses) to Exploit, the Episodes in the Spanish language throughout the Territory, including the right to prepare Spanish-language translated, dubbed and subtitled versions of the Episodes and their titles;

     (b) the right to edit and reformat the Episodes as necessary to make it suitable for Exploitation in the Territory;

     (c) the right to make copies of the Episodes and materials derived from the Episodes (collectively "Episode Materials"), as required to Exploit the Episodes in the Territory; and

     (d) the right to advertise and promote the Episodes throughout the Territory in any and all media now known or hereafter developed, including the right to (i) create, release, exhibit, transmit and distribute commercials, ads, trailers, clips, still photos, artwork, excerpts, synopses, posters, flyers, and other advertising and promotional materials and items (collectively "Advertising Materials"), (ii) use the title of the Episodes, and (iii) use the names, likenesses (whether photographic or otherwise), voices and biographies of all fighters, emcees, referees, trainers, performers, models, artists, talents, and any and all other parties who have rendered service or material on the Episodes, in each case as Distributor deems necessary or appropriate to carry out the advertising and promotion of the Episodes (but not as an endorsement for any product or service other than the Episodes).

2.1 Right of First Refusal. Producer further agrees that Distributor shall have the right of first refusal to obtain an exclusive Spanish-language Exploitation license from Producer on substantially the same terms as those contained in this Agreement, with respect to all other mixed martial arts
(MMA) content and programs that may be developed by or for Producer during the Term.

3.   Participation at Trade Shows.  [Intentionally omitted]

4. Delivery. Producer shall, at its sole expense, deliver to Distributor at the address designated by Distributor all of the items set forth in Schedule B to this Agreement (collectively "Delivery Items"), on or prior to the delivery date set forth in Schedule B ("Delivery Date"). Producer shall ensure that all Delivery Items conform with the standards generally required by distributors and their licensees for the Territory, as well as with any specific requirements set forth in Schedule B.

5.   Reimbursement of Costs for Distributor Created Materials.
[Intentionally omitted]

6. Ownership. Producer remains the sole author and/or copyright owner of the Episodes and reserves all rights in and to the Episodes not expressly granted to Distributor hereunder. Legal ownership of and title to all Delivery Items shall remain with Producer, subject to Distributor's right to use Delivery Items for Exploitation of the Episodes in accordance with this Agreement.

7.   Payment and Financial Terms.  As set forth in Schedule C to this
Agreement.

8. No Warranty by Distributor. Producer expressly acknowledges and agrees that Distributor's sole obligation hereunder is to use commercially reasonable efforts to Exploit the Episodes in the Territory, and that Distributor makes no representation or warranty whatsoever, express or implied, that: (a) any attempt by Distributor to Exploit the Episodes will be successful; (b) any Episode Sublicense will be offered or concluded, or the terms of any Episode Sublicense will be favorable to Producer; and/or (c) any fees, royalties, revenues or proceeds (including, without limitation, broadcast revenues and syndication revenues) will be generated from any Exploitation of the Episodes.

9.   Producer Representations and Warranties; Producer Indemnity.

9.1  Producer hereby represents, warrants and covenants that:

     (a) Producer is the sole legal and beneficial owner of all of the Granted Rights throughout the Territory and has full right, power and authority to enter into this Agreement and to grant to Distributor all of the Granted Rights; and Marcus A. Luna has been duly authorized by Equity Capital Group, Inc. and Grupo Mandarin, S.A. to enter into and execute this Agreement in their respective names and on their respective behalf;

     (b) Producer has obtained all rights, including all third-party grants, licenses, assignments, consents, permissions, releases and waivers, required for Distributor to Exploit the Episodes in accordance with this Agreement, including, without limitation: literary rights (i.e., rights to any story, screenplay, script, book, or other literary material upon which the Episodes may be based); music rights (i.e., rights to synchronization, mechanical reproduction, public performance, etc. with respect to any musical compositions and recordings thereof used in the Episodes); individuals' rights (i.e., rights to record, exhibit and use in the Episodes the names, likenesses, voices, biographies, fighting and/or other performances or appearances of all fighters, emcees, referees, trainers, performers, models, artists, talents, and any and all other individuals who have rendered service or material on the Episodes); artwork rights (i.e., rights to use and display third-party artwork in the Episodes); trademark rights (i.e., rights to use and display third-party trademarks and logos in the Episodes); product placement rights (i.e., rights to use and display third-party goods and services in the Episodes); and location rights (i.e., rights to film and photograph buildings and locations for the Episodes), and all such rights will remain in full force and effect throughout the Term;

     (c) as of the Effective Date of this Agreement and throughout the Term, Producer is not, and will not be, a party to or otherwise bound by any contract, agreement or arrangement with any third party, the terms of which would prohibit or restrict Producer from entering into this Agreement or would directly overlap or conflict with the Granted Rights;

     (d) any Exploitation of the Episodes in accordance with this Agreement will not subject Distributor and/or its licensees to any third-party claim for infringement of copyright, violation of moral right, infringement or misappropriation of trademark or trade dress, false advertising, defamation, libel, slander, false light, invasion of privacy, violation or misappropriation of right of publicity, or for infringement, violation or misappropriation of any other property, personal or proprietary right recognized in the Territory;

     (e) the Episodes are not subject to any lien, charge, security interest, or other encumbrance that would hinder Distributor's right to Exploit the Episodes in accordance with this Agreement or would require Distributor to pay any money or consideration to any third party;

     (f) Producer has paid and will pay all compensations, fees, advances, guaranties, royalties, residuals, shares of revenues or profits, bonuses, salaries, commissions, monies and considerations owed to third parties in connection with the Episodes, including, without limitation, those owed to fighters, emcees, referees, trainers, performers, models, talents, artists, authors, composers, writers, publishers, performing right societies, royalty collection agencies, guilds, unions, sponsors, advertisers, investors, and any other persons and entities involved or connected with the Episodes;

     (g) except as otherwise stated in Schedule A, the Episodes are completely finished, edited and titled and fully synchronized with language, dialogue, sound and music, recorded with sound equipment pursuant to valid licenses, and in all material respects ready for release in the Territory (other than any editing and reformatting that may reasonably be required to make the Episodes suitable for Exploitation in the Territory, including, without limitation, as necessary to comply with the applicable television rating and censorship requirements in the Territory);

     (h) the Episodes contain all required screen credits for persons and entities involved or connected with the Episodes; and

     (i) Producer has secured (or will secure), and will maintain in full force and effect throughout the Term, all governmental and/or industry regulatory approvals, licenses and permits as may be required for organizing, promoting and publicly exhibiting in the Territory mixed martial arts (MMA) fights and combat events as depicted in the Episodes (including, without limitation, all those that may be required by local athletic commissions and other governing bodies that sanction MMA fights and combat events), and all MMA fights and combat events depicted in the Episodes are in full compliance with all governmental and/or industry rules and regulations that are applicable to such fights and combat events.

9.2 Producer (a) shall defend Distributor, its affiliates, licensees and subdistributors, and their respective shareholders, directors, officers, employees, agents and representatives (collectively, the "Distributor Related Parties"), against any and all claims, demands, actions, suits and proceedings brought by third parties based upon or by reason of (i) Distributor's and/or its licensees' Exploitation of the Episodes in accordance with this Agreement or (ii) Producer's breach of any of its representations, warranties and covenants contained in this Agreement (collectively "Third Party Claims"), and (b) shall indemnify and hold harmless Distributor and Distributor Related Parties from any and all judgments, liabilities, damages, penalties, costs and expenses (including, without limitation, attorneys' fees and legal costs) that may be awarded against Distributor or any of Distributor Related Parties as a result of any such Third Party Claims.

10.  Term and Termination.

10.1 The term of this Agreement shall commence on the Effective Date and, unless sooner terminated by a mutual agreement of the Parties or sooner terminated pursuant to Section 10.2 below, shall continue for a period of eighteen (18) months; PROVIDED that if, at the end of such 18-month period, Distributor has secured or is in the process of securing a Television Broadcast deal for the Episodes from at least two (2) top-40 Spanish-language television stations in the Territory, then the term of this Agreement shall automatically be extended for an additional period of five (5) years, after which Distributor shall have the right and option to further extend the term for two successive five (5) year periods (the "Term").

10.2 A Party may terminate this Agreement with immediate effect upon written notice to the other Party, if the other Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days after its receipt of initial notice regarding such breach.

11.  Post-Termination Provisions.

11.1 Except as expressly provided in Sections 11.2 and 11.3 below, upon expiration or termination of this Agreement, all of the Granted Rights shall automatically terminate and revert back to Producer, and Distributor shall cease all further Exploitation of the Episodes and shall, at Producer's election, either (a) return all Delivery Items and Distributor Created Materials then in its possession to Producer at Producer's expense, or (b) at Producer's request destroy such items and materials and confirm such destruction in writing to Producer.

11.2 The Parties expressly agree that no expiration or termination of this Agreement shall affect any Episode Sublicenses that (a) are entered into by Distributor during the Term, if they are still in effect at the time of expiration or termination of this Agreement; or (b) are already substantially negotiated by Distributor during the Term, even though they are not executed until after the expiration or termination of this Agreement (collectively, "Outstanding Episode Sublicenses"); that all Outstanding Episode Sublicenses shall remain in full force and effect in accordance with their respective terms; that all sublicensees under Outstanding Episode Sublicenses may continue to Exploit the Episodes in accordance with the terms of their respective agreements; and that all applicable provisions of this Agreement, including, without limitation, all of the provisions of Schedule C, shall continue to apply with respect to all Outstanding Episode Sublicenses.

11.3 Upon expiration or termination of this Agreement, Distributor may retain and continue to use Delivery Items and Distributor Created Materials then in its possession, but only as necessary to fulfill its obligations under any Outstanding Episode Sublicenses. Upon fulfillment of its obligations under all Outstanding Episode Sublicenses, Distributor shall comply with Section
11.1 above with respect to any remaining Delivery Items and Distributor Created Materials.

12.  Miscellaneous.

12.1 To the extent a Party discloses its confidential information to the other Party in connection with this Agreement, the receiving Party shall (a) use such information solely for purposes for which it was disclosed, (b) keep the information confidential and safeguard it with at least the same degree of care that the receiving Party uses to protect its own most confidential information (but in no event less than reasonable care), and (c) not disclose the information to any third party without the prior written consent of the disclosing Party.

12.2 This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., without regard to its conflicts of law provisions. The Parties hereby consent to the personal and subject matter jurisdiction of the courts in the State of California and to the venue of the Federal and State courts located in the County of Los Angeles, California.

12.3 This Agreement (including all Schedules attached hereto) constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, communications, promises and discussions of the Parties, whether oral or written, with respect to such subject matter. No amendment to this Agreement will be effective unless it is in writing and executed by both Parties.

12.4 The provisions of this Agreement will be binding upon and inure to the benefit of the Parties, and their heirs, successors and permitted assigns.

12.5 If any provision of this Agreement is held by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision will be deemed modified in such manner as to render such provision valid, legal, and enforceable to the fullest extent permitted by law in such jurisdiction. The remaining provisions of this Agreement will not be affected thereby, and will continue in full force and effect.

12.6 No failure or delay by a Party to exercise any remedy in the event of a breach of this Agreement by the other Party will in any way operate as a waiver of such remedy, nor will any single or partial enforcement of any remedy for breach preclude the further enforcement of such remedy or the enforcement of any other remedy. No waiver of any right hereunder or of any breach hereof will be effective unless set forth in writing and executed by the Party against whom such waiver is sought to be enforced. The waiver by a Party of any right or remedy hereunder or of any breach hereof by the other Party will not be deemed a waiver by such Party of any other right or other remedy hereunder or of any other breach by the other Party, whether of a similar or dissimilar nature thereto.

12.7 This Agreement may be translated into another language for the convenience of either Party, provided that the English-language version shall control at all times.

12.8 The Parties agree that Producer may, upon written notice to Distributor, assign this Agreement in its entirety (with all terms and conditions hereof unchanged), together with all right, title and interest (including all copyrights and other intellectual property rights) in and to the Episodes, to NEVADA PROCESSING SOLUTIONS, INC., a Nevada corporation ("NEPR") as part of a "going public" transaction, and that upon such assignment (which is at the option of Producer), NEPR shall be deemed "Producer" hereunder for all purposes and all of the provisions of this Agreement shall be binding upon and inure to the benefit of NEPR and Distributor, PROVIDED that the provisions of Section 2.1 and Section 9 of this Agreement shall continue to be binding upon Marcus A. Luna, Equity Capital Group, Inc. and Grupo Mandarin, S.A. collectively as the original "Producer" hereunder.


[signature block on next page]

"Distributor":                            "Producer":

HOLLYWOODLAUNDROMAT.COM, INC.             MARCUS A. LUNA

____________________________________      ________________________________
Name:
Title:

                                          EQUITY CAPITAL GROUP, INC.

                                          ________________________________
                                          Marcus A. Luna, Esq., signing as
                                          authorized representative and
                                          attorney-in-fact for Equity Capital
                                          Group, Inc.

                                          GRUPO MANDARIN, S.A.

                                          ________________________________
                                          Marcus A. Luna, Esq., signing as
                                          authorized representative and
                                          attorney-in-fact for Grupo
                                          Mandarin, S.A.


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Schedule A - Episodes

Schedule B - Delivery Schedule

1.  Delivery Date:

2.  Delivery Items:






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Schedule C - Payment and Financial Terms

1.   Compensation.

[Section 1.1 through Section 1.3 have been REDACTED]

1.4  Currency.  All amounts due to a Party hereunder shall be paid in U.S.
     ---------
Dollars in immediately available funds through wire transfer to the bank account designated in writing by such Party.

1.5  Taxes.  Notwithstanding anything to the contrary contained herein, each
     ------
Party shall be solely responsible for all taxes assessed based upon its income derived from this Agreement.

2.   Distributor Records; Audit by Producer.

2.1 During the Term and, thereafter, until the second anniversary of the Distributor Accounting End Date, Distributor shall maintain complete and independent books and records of all Distributor Domestic Spanish-Language Exploitation Revenues (collectively "Distributor Records").

2.2 Producer and its designee may inspect and audit, at Producer's own expense, Distributor Records at the location where they are kept, solely for the purpose of verifying whether Distributor's accounting and calculation of Distributor Domestic Spanish-Language Exploitation Revenues hereunder is accurate, PROVIDED that: (a) an audit pertaining to a given Distributor Reporting Period must be conducted no later than 120 days after Producer's receipt of Distributor's statement for that Distributor Reporting Period, and the final audit must be conducted no later than 90 days after Producer's receipt of Distributor's closing statement; (b) Distributor's accounting and calculation of Distributor Domestic Spanish-Language Exploitation Revenues for a given Distributor Reporting Period may not be audited more than once for any reason; (c) Producer shall give advance written notice to Distributor at least 7 days prior to each audit; (d) each audit shall take place at reasonable times during Distributor's normal business hours; (e) each audit shall be conducted in a non-disruptive manner to minimize interruption of Distributor's normal business operations; and (f) Producer and its designee have agreed to maintain confidentiality of all Distributor Records and all information and data contained therein by executing a non-disclosure and confidentiality agreement in a form satisfactory to Distributor.

3.   Producer Records; Audit by Distributor.

3.1 During the Term and, thereafter, until the second anniversary of the Producer Accounting End Date, Producer shall maintain complete and independent books and records of all Producer Exploitation Revenues (collectively "Producer Records").

3.2 Distributor and its designee may inspect and audit, at Distributor's own expense, Producer Records at the location where they are kept, solely for the purpose of verifying whether Producer's accounting and calculation of Producer Exploitation Revenues hereunder is accurate, PROVIDED that: (a) an audit pertaining to a given Producer Reporting Period must be conducted no later than 120 days after Distributor's receipt of Producer's statement for that Producer Reporting Period, and the final audit must be conducted no later than 90 days after Distributor's receipt of Producer's closing statement; (b) Producer's accounting and calculation of Producer Exploitation Revenues for a given Producer Reporting Period may not be audited more than once for any reason; (c) Distributor shall give advance written notice to Producer at least 7 days prior to each audit; (d) each audit shall take place at reasonable times during Producer's normal business hours; (e) each audit shall be conducted in a non-disruptive manner to minimize interruption of Producer's normal business operations; and (f) Distributor and its designee have agreed to maintain confidentiality of all Producer Records and all information and data contained therein by executing a non-disclosure and confidentiality agreement in a form satisfactory to Producer.


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